Exhibit 99.1

PRESS RELEASE

ENTERPRISE PRODUCTS ACQUIRES GENERAL PARTNER AND

LIMITED PARTNER INTERESTS IN OILTANKING PARTNERS

HOUSTON — October 1, 2014 — Oiltanking Partners L.P. (NYSE: OILT) (the “Partnership”), announced today that Oiltanking Holding Americas, Inc. (“Oiltanking Holdings”), a subsidiary of Oiltanking GmbH, has sold its 64.7% limited partner interest in the Partnership, represented by 15,899,802 common units and 38,899,802 subordinated units in the Partnership, as well as its 2% general partner interest and related incentive distribution rights, to Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”). Oiltanking Partners, through its wholly owned subsidiaries, Oiltanking Houston and Oiltanking Beaumont, engages in the terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas at its terminals located on the Houston Ship Channel and in Beaumont, Texas.

In the transaction, Oiltanking Holdings received Enterprise common units valued at approximately $2.20 billion and $2.21 billion of cash for total consideration of approximately $4.41 billion. Christian Flach, former Chairman of the Board of Directors of the general partner of the Partnership, has joined the Board of Directors of Enterprise’s general partner.

“Oiltanking Holdings has been providing Enterprise with a variety of services in the Gulf Coast for more than 30 years and this transaction will continue our long-term relationship, but now as an Enterprise unitholder,” said Christian Flach. “The Houston and Beaumont terminals are ideally suited for Enterprise to generate comprehensive synergies and to provide customers with enhanced services and superior connectivity to domestic and international export markets for a variety of petroleum products.”

“The Partnership has been a tremendous success story reflecting the outstanding entrepreneurial achievement of the Oiltanking team,” said Ken Owen, President and Chief Executive Officer of Oiltanking Holdings. “Over the past several decades, we have safely grown these assets and successfully developed this business into one of the most strategic, flexible and well-connected terminal companies on the United States Gulf Coast.”

Enterprise also paid $228 million to an affiliate of Oiltanking Holdings to purchase notes receivables and accrued interest thereon due from the Partnership and its subsidiaries. These notes include (i) the $125 million 4.55 percent note payable by Oiltanking Houston, L.P. due 2022; (ii) the $50 million 5.435 percent note payable by Oiltanking Houston, L.P. due 2023; (iii)

the outstanding $37 million balance associated with the Partnership’s $150 million revolving credit facility with a maturity date of November 30, 2017; as well as the remaining notes payable outstanding. The notes and credit facility have been amended to reflect Enterprise Products Operating LLC as the lender. The material terms of these amended notes and credit facility are substantially the same as those of the previous notes and credit facility.

The Partnership also announced that Bryan F. Bulawa, William Ordemann, Robert D. Sanders and Michael C. Smith have been elected as members of the Board of Directors of the Partnership’s general partner effective immediately. Mr. Bulawa will serve as Chairman of the Board. Gregory C. King, Thomas M. Hart III and D. Mark Leland are expected to serve as independent directors of the general partner’s Board of Directors and together comprise each of the Audit Committee and the Conflicts Committee of the Board of Directors. Mr. Leland is expected to serve as chairman of the Audit Committee, and Mr. King is expected to serve as chairman of the Conflicts Committee. James Flannan Browne, Christian Flach, David L. Griffis and Kenneth F. Owen have resigned from the Board of Directors effective today.

Mr. Bulawa has served as the Senior Vice President and Treasurer of Enterprise’s general partner since October 2009. He previously served as the Senior Vice President, CFO and Treasurer of the general partner of Duncan Energy Partners L.P. (“Duncan Energy”) from April 2010 until September 2011 and as a director of Duncan Energy’s general partner from February 2011 to September 2011. He also served as the Senior Vice President and Treasurer of the general partner of Enterprise GP Holdings L.P. from October 2009 to November 2010, as Senior Vice President and Treasurer of Duncan Energy’s general partner from October 2009 to April 2010, and as Vice President and Treasurer of Enterprise’s general partner from July 2007 to October 2009. Prior to joining Enterprise, Mr. Bulawa spent 13 years at Scotia Capital, where he last served as director of the firm’s U.S. Energy Corporate Finance and Distribution group.

Mr. Ordemann has served as a Group Senior Vice President of Enterprise’s general partner since April 2012 and is responsible for Enterprise’s onshore and offshore natural gas and crude oil pipelines, natural gas processing and storage assets, as well as NGL fractionation and storage facilities. He previously served as Executive Vice President of the general partner of Enterprise GP Holdings L.P. from August 2007 to November 2010 and as Executive Vice President of Enterprise’s general partner from November 2010 to April 2012. He also served as Chief Operating Officer of Enterprise’s general partner from August 2007 until September 2010 and as its Executive Vice President from August 2007 to November 2010. He was also elected an Executive Vice President of Duncan Energy’s general partner in August 2007 and served in such role until September 2011. He previously served as a Senior Vice President of Enterprise’s general partner from September 2001 to August 2007 and as a Vice President from October 1999 to September 2001. Prior to joining Enterprise, Mr. Ordemann was a Vice President of Shell Midstream Enterprises, LLC from January 1997 to February 1998, and Vice President of Tejas Natural Gas Liquids, LLC from February 1998 to September 1999.

Mr. Sanders has served as Vice President of Asset Optimization of Enterprise’s general partner since June 2011. Mr. Sanders previously served Enterprise in several capacities, including as Director of Asset Optimization from September 2006 to June 2011, Director of NGL Pipelines from December 2005 to September 2006 and Director of International Business from November 2004 to December 2005. Mr. Sanders has been in the midstream oil and gas business for 35 years. Prior to joining Enterprise in 1979, he worked for the Texas Railroad Commission as an investigative auditor from 1976 to 1979.

Mr. Smith has served as a Group Senior Vice President of Enterprise’s general partner since January 2014 and is responsible for Enterprise’s regulated businesses. He previously served Enterprise as Senior Vice President, Unregulated NGL Business from April 2012 to January 2014, as Vice President, Western Gas Gathering & Processing from January 2010 to April 2012, as Vice President, Rocky Mountain Gathering from January 2009 to December 2009, as Director, Rocky Mountains, January 2006 to January 2009, and as Director, Commercial Development from October 2002 to December 2005. Prior to joining Enterprise, Mr. Smith served in marketing, engineering, and project management roles with Mapco Inc. and The Williams Companies.

Deutsche Bank Securities Inc. acted as financial advisor and Vinson & Elkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP and Associates served as legal advisors to Oiltanking Holdings.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Contact Information:

Jack Lascar / jlascar@dennardlascar.com

Lisa Elliott / lelliott@dennardlascar.com

Dennard - Lascar Associates

(713) 529-6600

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